Exhibit 99.1

Hampton Roads Bankshares, Inc. and Xenith Bankshares, Inc.

Receive Regulatory Approval for Pending Merger

VIRGINIA BEACH, VA, AND RICHMOND, VA, July 12, 2016 – Hampton Roads Bankshares, Inc. (“HRB”) (Nasdaq: HMPR), the holding company for The Bank of Hampton Roads, and Xenith Bankshares, Inc. (“Xenith”) (Nasdaq: XBKS), the holding company for Xenith Bank, today announced that the Federal Reserve Bank of Richmond, acting under authority delegated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), has granted the federal bank regulatory approvals necessary for the merger of HRB and Xenith. The merger was previously approved by the Virginia State Corporation Commission, and the approval of the Federal Reserve was the final regulatory approval necessary to consummate the merger. The merger is expected to close on July 29, 2016, subject to the approval of the companies’ respective shareholders at meetings to be held on July 28, 2016, and the satisfaction or waiver of other customary closing conditions.

Upon the completion of the merger, Xenith will merge with and into HRB and Xenith Bank will merge with and into The Bank of Hampton Roads. In connection with the merger and subject to the approval of HRB shareholders, the combined company will assume the Xenith Bankshares, Inc. name for the holding company and the Xenith Bank name for all banking operations. Headquarters for the combined company will be in Richmond, Virginia.

About Hampton Roads Bankshares, Inc.

Hampton Roads Bankshares, Inc. is a bank holding company headquartered in Virginia Beach, Virginia. The Company’s primary subsidiary is The Bank of Hampton Roads (“BOHR”). BOHR engages in general community and commercial banking business, targeting the needs of individuals and small- to medium-sized businesses in our primary service areas. As of March 31, 2016, total assets were $2.040 billion, total deposits were $1.684 billion and total shareholders’ equity was $293.6 million. Currently, BOHR operates 17 full-service offices in the Hampton Roads region of southeastern Virginia, 10 full-service offices throughout Richmond, Virginia and the Northeastern and Research Triangle regions of North Carolina that do business as Gateway Bank and 7 full-service offices on the Eastern Shore of Virginia and in Maryland and 3 loan production offices in Maryland and Delaware that do business as Shore Bank. Through various divisions, BOHR also offers mortgage banking and marine financing.

For more information about Hampton Roads Bankshares, please visit: www.bankofhamptonroads.com.

About Xenith Bankshares, Inc.

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of March 31, 2016 the company had total assets of $1.02 billion, total deposits of $872.3 million, and total shareholders’ equity of $105.5 million. Xenith Bank’s target markets are Greater Washington, D.C., Richmond, Virginia, and Greater Hampton Roads,

Virginia metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has eight branch locations in Herndon, Richmond, Suffolk and Gloucester, Virginia, and one loan production office in Newport News, Virginia.

For more information about Xenith Bankshares, please visit: www.xenithbank.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving HRB’s and Xenith’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

In addition to factors previously disclosed in HRB’s and Xenith’s public filings with the Securities and Exchange Commission (the “SEC”), including those outlined under “Risk Factors” in HRB’s registration statement on Form S-4 (Registration Statement No: 333-210643), which includes a joint proxy statement of Xenith and HRB and a prospectus of HRB, and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements and historical performance: ability to satisfy closing conditions to the merger, including approval of the proposed transaction by HRB and Xenith shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the HRB and Xenith businesses or fully realizing cost savings and other benefits of the proposed transaction; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; HRB’s and Xenith’s businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize deferred tax assets within expected time frames or at all; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Additional Information About the Proposed Transaction and Where to Find It

Investors and security holders are urged to carefully review and consider each of HRB’s and Xenith’s public filings with the Securities and Exchange Commission (the “SEC”), including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The documents filed by HRB with the SEC may be obtained free of charge at HRB’s website at www.bankofhamptonroads.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from HRB by requesting them in writing to Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452, or by telephone at (757) 217-1000.

The documents filed by Xenith with the SEC may be obtained free of charge at Xenith’s website at www.xenithbank.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Xenith by requesting them in writing to Xenith Bankshares, Inc., One James Center, 901 E. Cary Street, Suite 1700, Richmond, Virginia 23219, Attention: Thomas W. Osgood, or by telephone at 804-433-2209.

In connection with the proposed transaction, HRB filed a registration statement on Form S-4 with the SEC (Registration Statement No: 333-210643) which includes a joint proxy statement of Xenith and HRB and a prospectus of HRB, and each party will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of Xenith and HRB are urged to carefully read the entire registration statement and joint proxy statement/prospectus, as well as any amendments or supplements to these documents and any other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. The definitive joint proxy statement/prospectus has been sent to the shareholders of each institution seeking the required shareholder approvals. Investors and security holders may also obtain the registration statement and the joint proxy statement/prospectus free of charge from the SEC’s website or from HRB or Xenith as described in the paragraphs above.

HRB, Xenith, and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from HRB and Xenith shareholders in connection with the proposed transaction. Information about the directors and executive officers of HRB and their ownership of HRB common stock is set forth in the definitive joint proxy statement/prospectus filed with the SEC on July 1, 2016. Free copies of these documents may be obtained as described in the paragraphs above.

Contacts:	Charles M. Johnston of Hampton Roads Bankshares, Inc., (757) 217-1000

Thomas W. Osgood of Xenith Bankshares, Inc., (804) 433-2209